EXHIBIT 99.2

AMAC/ARESS PARTICIPATION ARRANGEMENT

Introduction

American Mortgage Acceptance Company (“AMAC”) and ARCap Real Estate Special Situations Mortgage Fund, L.L.C. (“ARESS”, and together with AMAC, the “Companies”) pursue overlapping real estate finance investment opportunities. Both AMAC and ARESS will be advised or managed by affiliates of CharterMac when CharterMac completes its proposed acquisition of ARCap Investors, L.L.C. (the “Transaction”). The advisor of AMAC (the “Advisor”) and the managing member of ARESS (the “Managing Member”) are each required, subject to certain exceptions, to show investment opportunities to their respective Companies on an exclusive or first-look basis.

In light of the foregoing, AMAC and ARESS propose to enter into an arrangement for participation in investments which meet the investment criteria of each of the Companies, subject to the closing of the Transaction, in order to (a) assist the Advisor and the Managing Member in fulfilling their respective obligations under the exclusivity provisions governing them and align their overlapping investment policies, (b) structure an investment arrangement that will efficiently deploy the resources of both Companies and achieve synergies and (c) provide a policy for dealing with conflicts of interests that may arise.

AMAC and ARESS Investment Goals

Below are summaries of the respective investment goals of AMAC and ARESS which reflect their overlapping investment goals:

AMAC. AMAC invests in a wide range of real estate financing opportunities, including first mortgage loans, B-notes, uninsured mezzanine loans, construction loans, subordinated interests in first mortgage loans and bridge loans. Additionally, AMAC invests in subordinate commercial mortgage backed securities (“CMBS”) and may invest in other real estate assets. AMAC seeks to invest in assets which can generate a return on equity (“ROE”) in accordance with the ROE goals set by its Board of Trustees in consultation with the Advisor and can be held by the Company as either (i) a portfolio investment or (ii) in connection with future on balance sheet securitizations to be sponsored by the Company.

ARESS. ARESS invests in three primary asset classes: (i) bridge loans secured by first mortgages for the refinance of commercial properties with existing loans; (ii) B-notes secured by commercial real estate and (iii) mezzanine loans secured by interests in entities owning commercial real estate. The investment objective of ARESS is to seek high-yield returns through financing in special situations. The Managing Member will seek to provide ARESS’ investors with current cash-on-cash leveraged returns between 8% and 11% and internal rates of return to investors over the life of the fund in excess of 12%.

Exclusivity Provisions

AMAC. Pursuant to Section 6.2 of the Third Amended and Restated Declaration of Trust of AMAC, the Advisor is obligated to present an investment opportunity to AMAC before the Advisor may take advantage of such opportunity for its own account or present or recommend it to others if (i) such opportunity is of a character which could be taken by AMAC, (ii) such opportunity is compatible with AMAC’s investment objectives and policies and (iii) AMAC has the financial resources to take advantage of such opportunity.

ARESS. Pursuant to the ARESS fund documents, neither the Managing Member nor any affiliate of the Managing Member may act as a fund sponsor, consultant, advisor or investor with respect to any business which invests in bridge loans, B-notes or mezzanine loans until such time as 90% of the aggregate capital commitments of the ARESS investors have been deployed by ARESS; although ARCap may solicit subscriptions for future funds to invest in such instruments once 75% of the aggregate capital commitments have been deployed by ARESS.

Participation Arrangement

The Advisor and the Managing Member propose to address the exclusivity provisions and the Companies’ overlapping investment goals by entering into a programmatic arrangement pursuant to which each of the Companies will participate equally in investment opportunities which meet the investment criteria of both Companies. Approval of each investment would still be determined under the governing instruments of each of the Companies, except that approval of the co-investment would be approved on a programmatic basis, i.e. each individual investment on a pari passu basis would not require separate approvals, but rather a blanket approval for co-investment would be granted by the Advisory Board of ARESS and the independent directors of AMAC.

Proposed investments would be reviewed in accordance with the respective investmemt criteria of the Companies. An investment committee consisting of selected members of senior management of both ARCap and CharterMac would ensure that the criteria have been met. In the event a particular investment meets targeted returns and other investment criteria of both Companies, each will make the investment on a 50/50 basis. In the event a particular investment does not support target rates of return or otherwise fails to meet the investment criteria established for a particular Company or a Company is unable to fund a participation due to unavailability of capital, the investment would either be rejected by both investment advisors or the Company for which the investment was suitable would be free to take the entire investment or participate it with a third party.

In the event both Companies agree to participate in an investment a joint participation agreement would be executed and would contain standardized terms. Each Company would be free to leverage its investment in the loan participation with its respective lender or alternatively, a line of credit may be established for both Companies to finance participated loans.

ARCap Servicing Inc. (“ASI”) will be named as the servicer for all loans held by either Company and will only be entitled to receive the compensation set forth in the respective governing documents of the Companies. Each of ARCap and CharterMac will be entitled to retain their respective management fees.

The preferred exit strategy for participated loans will be a CDO. The Companies may choose to execute either a joint CDO (which they would assuredly do to the extent assets are held jointly) or separate CDO’s. To the extent assets are separately contributed to a CDO (which may include separate classes of assets, e.g. CMBS, whole loans and B-notes or mezzanine loans), the parties contributing such assets would share in CDO proceeds based upon either (a) the market value of the contributed asset or (b) “value added” by the contributed asset (incremental rating/value analysis performed by rating agencies. Advice of one or more investment bankers will be sought in order to ensure fair valuation and asset risk in accordance with market standards.

The combination of the CharterMac and ARCap origination teams should result in a much broader and bigger array of product being available to both Companies. The origination teams will be employed by CharterMac Mortgage Capital and all originators will be eligible to participate in incentive compensation programs established by either of the Companies. The ability to deploy capital into quality investments on the part of both Companies should be enhanced through the combined efforts of both origination teams.

Conflicts Policies

Each of the investment advisors will be required to adhere to the conflicts policies which they have independently developed. AMAC has adopted a conflicts policy to clarify the obligations of its advisor (and the affiliates of its advisor) with regard to investment opportunities that present potential conflicts. The AMAC conflicts policy provides that if the making of an investment appears equally appropriate for AMAC and an affiliate of the advisor, the investment will be allocated to one of such entities on a basis of rotation with the initial order of priority determined by the dates of formation of the entities. The joint participation program with ARESS would constitute an exception to this policy. In the case of ARCap, it has developed a thorough conflicts policy which provides for, among other things, (i) adherence to Pooling and Servicing Agreements governing CMBS investments which are serviced by ASI , (ii) standardization of intercreditor agreements, (iii) reliance upon outside appraisers and (iv) development of independent analysis by loan level servicing and origination personnel. Copies of the conflicts policies of both CharterMac and ARCap are available upon request.